Exhibit 99.1

DESIGN-BUILD AGREEMENT AND GENERAL
CONDITIONS BETWEEN OWNER AND DESIGN-BUILDER

TABLE OF ARTICLES

1.	AGREEMENT

2.	GENERAL PROVISIONS

3.	DESIGN-BUILDER’S RESPONSIBILITIES

4.	OWNER’S RESPONSIBILITIES

5.	SUBCONTRACTS

6.	CONTRACT TIME

7.	CONTRACT PRICE

8.	CHANGES IN THE WORK

9.	PAYMENT

10.	INDEMNITY, INSURANCE, BONDS, AND WAIVER OF SUBROGATION

11.	SUSPENSION AND TERMINATION OF THE AGREEMENT AND OWNER’S RIGHT TO PERFORM DESIGN-BUILDER’S RESPONSIBILITIES

12.	DISPUTE RESOLUTION

13.	MISCELLANEOUS PROVISIONS

14.	EXISTING CONTRACT DOCUMENTS

ARTICLE 1

AGREEMENT

This Agreement is made effective this 20th day of February in the year 2008, by and between the OWNER, Southwest Georgia Ethanol, LLC, P.O. Box 386, Camilla, Georgia 31720 and the DESIGN-BUILDER, C. Terry Hunt Industries, Inc., d/b/a Advanced Vessel and Alloy, P.O. Box 1606, Valdosta, Georgia 31603-1606, for services in connection with the following

PROJECT: Wet Grain Receiving System for Southwest Georgia Ethanol, LLC, in Camilla, GA

Notice to the Parties shall be given at the above addresses.

ARTICLE 2

GENERAL PROVISIONS

2.1 TEAM RELATIONSHIP. The Owner and the Design-Builder agree to proceed with the Project on the basis of trust, good faith and fair dealing. The Design-Builder agrees to procure the architectural and engineering services set forth below, and to furnish construction and administration of the Work.

2.1.1 The Design-Builder represents that it is an independent contractor and that it is familiar with the type of work it is undertaking.

2.1.2 Neither the Design-Builder nor any of its agents or employees shall act on behalf of or in the name of the Owner unless authorized in writing by the Owner’s Representative.

2.1.3 The Owner and the Design-Builder shall perform their obligations with integrity, ensuring at a minimum that:

2.1.3.1 conflicts of interest shall be avoided or disclosed promptly to the other Party; and

2.1.3.2 The Design-Builder and the Owner warrant that they have not and shall not pay nor receive any contingent fees or gratuities to or from the other Party including their agents, officers and employees, Subcontractors or others for whom they may be liable, to secure preferential treatment. Usual and customary trade discounts are not prohibited by this provision.

2.2 ARCHITECT/ENGINEER. Architectural and engineering services shall be procured from licensed, independent design professionals retained by the Design-Builder or furnished by licensed employees of the Design-Builder, or as permitted by the law of the state where the Project is located. The person or entity providing architectural and engineering services shall be referred to as the Architect/Engineer. If the Architect/Engineer is an independent design professional, the architectural and engineering services shall be procured and payments shall be made pursuant to a separate agreement between the Design-Builder and the Architect/Engineer. The Architect/Engineer for the Project is M-Square, Consulting Structural Engineers, 521 West Broad Avenue, Albany, Georgia 31701 Tel: (229) 439-7900/ Fax: (229) 439-7902; m_square@bellsouth.net.

2.3 EXTENT OF AGREEMENT. This Agreement is solely for the benefit of the Parties, represents the entire and integrated agreement between the Parties, and supersedes all prior negotiations, representations or agreements, wither written or oral. The Owner and the Design-Builder agree to look solely to each other with respect to the performance of the Agreement. The Agreement and each and every provision is for the exclusive benefit of the Owner and the Design-Builder and not for the benefit of any third party nor any third party beneficiary, except to the extent expressly provided in the Agreement.

2.4 DEFINITIONS.

2.4.1 The Contract Documents consist of:

a. Change Orders and written amendments to this Agreement including exhibits and appendices, signed by both the Owner and Design-Builder.

b. this Agreement, except for the existing Contract Documents set forth in item e below;

c. the most current Documents approved by the Owner pursuant to Paragraph 3.1;

d. the information provided by the Owner pursuant to Clause 4.1.2.1;

e. the Contract Documents in existence at the time of this Agreement which are set forth in Article 14;

f. the Owner’s Program provided pursuant to Subparagraph 4.1.1.

In case of any inconsistency, conflict or ambiguity among the Contract Documents, the Documents shall govern in the order in which they are listed above.

2.4.2 The term Day shall mean calendar day unless otherwise specifically defined.

2.4.3 Defective Work is any portion of the Work not in conformance with the Contract Documents as more fully described in Paragraph 3.10.

2.4.4 Final Completion occurs on the later of the date specified in Section 6.2 of this Agreement or the date when the Design-Builder’s Work under this Agreement is complete and accepted by the Owner, performance testing of the Work has been completed or waived as provided in Section 6.2 of this Agreement, and final payment becomes due and payable.

2.4.5 A Material Supplier is a party or entity retained by the Design Builder to provide material and equipment for the Work.

2.4.6 Others means other contractors and all persons at the Worksite who are not employed by Design-Builder, its Subcontractors or Material Suppliers.

2.4.7 The term Overhead shall mean 1) payroll costs and other compensation of Design-Builder employees in the Design-Builder’s principal and branch offices; 2) general and administrative expenses of the Design-Builder’s principal and branch offices including deductibles paid on any insurance policy, charges against the Design-Builder for delinquent payments, and costs related to the correction of defective work; and, 3) the Design-Builder’s capital expenses, including interest on capital used for the Work.

2.4.8 The Owner is the person or entity identified as such in this Agreement and includes the Owner’s Representative.

2.4.9 Reserved.

2.4.10 The Project, as identified in Article 1, is the building, facility or other improvements for which the Design-Builder is to perform the Work under this Agreement. It may also include improvements to be undertaken by the Owner or Others.

2.4.11 A Subcontractor is a party or entity retained by the Design-Builder as an independent contractor to provide the on site labor, materials, equipment or services necessary to complete a specific portion of the Work. The term Subcontractor does not include the Architect/Engineer or any separate contractor employed by the Owner or any separate contractors’ subcontractors.

2.4.12 Substantial Completion of the Work, or of a designated portion, occurs on the earlier of the date specified in Section 6.2 of this Agreement or the date when construction is sufficiently complete in accordance with the Contract Documents so that the Owner can occupy or utilize the Project, or a designated portion, for the use for which it is intended, in accordance with Paragraph 9.4. The issuance of a Certificate of Occupancy is not a prerequisite for Substantial Completion if the Certificate of Occupancy cannot be obtained due to factors beyond the Design-Builder’s control. This date shall be confirmed by a certificate of Substantial Completion signed by the Owner and Design-Builder. The certificate shall state the respective responsibilities of the Owner and Design-Builder for security, maintenance, heat, utilities, damage to the Work, and insurance. The certificate shall also list the items to be completed or corrected, and establish the time for their completion and correction within the timeframe, if any, established in Subparagraph 6.2.1 for the Date of Final Completion.

2.4.13 A Sub-subcontractor is a party or entity who has an agreement with a Subcontractor to perform any portion of the Subcontractor’s work.

2.4.14 Terrorism means a violent act, or an act that is dangerous to human life, property or infrastructure, that is committed by an individual or individuals and that appears to be part of an effort to coerce a civilian population or to influence the policy or affect the conduct of any government by coercion. Terrorism includes, but is not limited to, any act certified by the United States Secretary of Treasury as an act of terrorism pursuant to the Terrorism Risk Insurance Act, as amended.

2.4.15 The Work is the Design services procured in accordance with Paragraph 3.2, the Construction services provided in accordance with Paragraph 3.3, Additional services in accordance with Paragraph 3.25, and other services which are necessary to complete the Project in accordance with and reasonably inferable from the Contract Documents.

2.4.16 Worksite means the geographical area at the location mentioned in Article 1 where the Work is to be performed.

ARTICLE 3

DESIGN-BUILDER’S RESPONSIBILITIES

The Design-Builder shall be responsible for procuring or furnishing the design and for the construction of the Work consistent with the Contract Documents. The Design-Builder shall exercise reasonable skill and judgment in the performance of the Work and shall comply with the professional standards for contractors within the State of Georgia.

3.1 GENERAL RESPONSIBILITIES

3.1.1 The Design-Builder shall provide all labor, materials, equipment and services necessary to complete the Work, all of which shall be provided in full accord with and reasonably inferable from the Contract Documents as being necessary to produce the indicated results.

3.1.2 The Design-Builder shall be responsible for the supervision and coordination of the Work, including the construction means, methods, techniques, sequences and procedures utilized.

3.1.3 The Design-Builder shall perform Work only within locations allowed by the Contract Documents and shall comply with all applicable permits and local law in performing the Work.

3.2 DESIGN SERVICES. Pursuant to a mutually agreeable schedule, the Design-Builder shall submit for the Owner’s written approval, as applicable, Design Development Documents or Construction Documents, based on the Contract Documents in existence at the time of the execution of this Agreement or any further development of Contract Documents that have been approved in writing by the Owner.

3.2.1 If required, the Design Development Documents shall further define the Project including drawings and outline specifications fixing and describing the Project size and character as to site utilization, and other appropriate elements incorporating the structural, architectural, mechanical and electrical systems. When the Design-Builder submits the Design Development Documents, the Design-Builder shall identify in writing all material changes and deviations that have taken place from the Contract Documents in existence at the time of the execution of this Agreement. Any changes in the Work contained in the Design Development Documents approved by the Owner shall result in a Change Order pursuant to Article 8 adjusting the Contract Price or the Date of Substantial Completion or the Date of Final Completion.

3.2.2 The Construction Documents shall set forth in detail the requirements for construction of the Work, and shall be based upon codes, laws or regulations enacted at the time of their preparation. When the Design-Builder submits the Construction Documents, the Design-Builder shall identify in writing all material changes and deviations that have taken place from the Design Development Documents or the Contract Documents in existence at the time of the execution of this Agreement. Any changes in the Work contained in the Construction Documents approved by the Owner shall result in a Change Order pursuant to Article 8 adjusting the Contract Price or the Date of Substantial Completion or the Date of Final Completion. Construction shall be in accordance with the approved Construction Documents. One set of these documents shall be furnished to the Owner prior to commencement of construction.

3.2.3 OWNERSHIP OF DOCUMENTS

3.2.3.1 OWNERSHIP OF TANGIBLE DOCUMENTS. The Owner shall receive ownership of the property rights, except for copyrights, of all documents, drawings, specifications, electronic data and information (hereinafter ‘Documents”) prepared, provided or procured by the Design-Builder, its Architect/Engineer, Subcontractors or consultants and distributed to the Owner for this Project upon the making of final payment to the Design-Builder or in the event of termination under Article 11, upon payment for all sums due to Design-Builder pursuant to Article 11.

3.2.3.2 COPYRIGHT. The Parties agree that Owner      shall/     X     shall not (indicate one) obtain ownership for the copyright of all Documents that are not subject to a registered copyright of a third parties or Others. The Owner’s acquisition of the copyright for such Documents shall be subject to the making of payments as required by Paragraph 3.2.3.1 and the payment of the fee reflecting the agreed value of the copyright set forth below:

If the Parties have not made a selection to transfer copyright interests in the Documents, the copyright shall remain with the Design-Builder.

3.2.3.3 USE OF DOCUMENTS IN EVENT OF TERMINATION. In the event of a termination of this Agreement pursuant to Article 11, the Owner shall have the right to use, to reproduce, and to make derivative works of the Documents to complete the Project, regardless of whether there has been a transfer of copyright under Subparagraph 3.2.3.2, provided payment has been made pursuant to Paragraph 3.2.3.1.

3.2.3.4 OWNER’S USE OF DOCUMENTS AFTER COMPLETION OF PROJECT. After completion of the Project, the Owner may reuse, reproduce or make derivative works from the Documents solely for the purposes of maintaining, renovating, remodeling or expanding the Project at the Worksite.

3.2.3.5 ARCHITECT/ENGINEER’S USE OF DOCUMENTS. Where the Design-Builder has transferred its copyright interest in the Documents under Subparagraph 3.2.3.1, the Design-Builder may reuse Documents prepared by it pursuant to this Agreement in its practice, but only in their separate constituent parts and not as a whole.

3.2.3.6 The Design-Builder shall obtain from its Architect/Engineer, Subcontractors and consultants rights and rights of use that correspond to the rights given by the Design-Builder to the Owner in this Agreement and the Design-Builder shall provide evidence that such rights have been secured. The Design-Builder shall pay any royalty required for the use of the form of this Agreement or other standard forms of agreement adopted by the parties in connection with the Work.

3.3 CONSTRUCTION SERVICES

3.3.1 Construction will commence upon the issuance by the Owner of a written notice to proceed. The Work includes the following:

Supply of the equipment shown on Schedule 3.3.1 hereto;

Supply of construction materials (concrete and steel).

Construction of the wet grain system (concrete, mechanical and steel).

Gas piping for the dryer from the original location.

Engineering (Civil, Structural, Electrical (if required)).

Curved mirror for truck positioning in the building.

Assembly and installation of one Zimmerman Model Z 10090 continuous flow dryer.

$130,000 allowance for electrical Control System installation. This Control System is a closed system not tied into the rest of the facility. It will likely be analog due to cost restrictions but is not yet determined. The parties agree to inclusion of a Change Order to finalize the specifications and cost adjustment for such Control System.

Clarification/Exclusions. The Work does not include:

Any work to be performed by Fagan, Inc. or others at the Worksite other than directly related to the West Grain Receiving System;

Foundations in excess of a 4’ deep ring beam for the dryer and a 3’ ring beam for the bin.  Design Builder has allowed for 4” of rock base for foundations..

Soil is expected to be 3500 psf allowable soil bearing pressure at 3 feet depth per soils report provided by Owner. No extra soil work for poor conditions is included.

Grain Testing Equipment is not included.

Performance testing of completed system.

3.3.2 In order to complete the Work, the Design-Builder shall provide all necessary construction supervision, inspection, construction equipment, construction labor, materials, tools and subcontracted items.

3.3.3 The Design-Builder shall give all notices and comply with all laws and ordinances legally enacted at the date of execution of this Agreement which govern the proper performance of the Work.

3.3.4 The Design-Builder shall maintain the Schedule of Work. This schedule shall indicate the dates for the start and completion of various stages of the construction, including the dates when information and approvals are required from the Owner. It shall be revised as required by the conditions of the Work.

3.3.5 The Design-Builder shall obtain and the Owner shall pay, in addition to the Contract Price, for the building permits necessary for the construction of the Project.

3.3.6 The Design-Builder shall keep such full and detailed accounts as may be necessary for proper financial management under this Agreement. The Owner shall be afforded access to all the Design-Builder’s records, books, correspondence, instructions, drawings, receipts, vouchers, memoranda and similar data relating to Change Order work performed on the basis of actual cost. The Design-Builder shall preserve all such records for a period of three years after the final payment or longer where required by law.

3.3.7 The Design-Builder shall provide periodic written reports to the Owner on the progress of the Work in such detail as is required by the Owner and as agreed to by the Owner and Design-Builder.

3.3.8 The Design-Builder shall regularly remove debris and waste materials at the Worksite resulting from the Work. Prior to discontinuing Work in an area, the Design-Builder shall clean the area and remove all rubbish and its construction equipment, tools, machinery, waste and surplus materials. The Design-Builder shall minimize and confine dust and debris resulting from construction activities. At the completion of the Work, the Design-Builder shall remove from the Worksite all construction equipment, tools, surplus materials, waste materials and debris.

3.3.9 The Design-Builder shall prepare and submit to the Owner final marked up as-built drawings

updated electronic data

in general documenting how the various elements of the Work including changes were actually constructed or installed, or as defined by the Parties by attachment to this Agreement.

3.4 COOPERATION WITH WORK OF OWNER AND OTHERS

3.4.1 The Owner may perform work at the Worksite directly or by Others. Any agreements with Others to perform construction or operations related to the Project shall include provisions pertaining to insurance, indemnification, waiver of subrogation, coordination, cleanup and safety which are substantially the same as the corresponding provisions of this Agreement, provided that the value of such construction or operations by Others related to the Project is in excess of $20,000.

3.4.2 In the event that the Owner elects to perform work at the Worksite directly or by Others, the Design-Builder and the Owner shall coordinate the activities of all forces at the Worksite and agree upon fair and reasonable schedules and operational procedures for Worksite activities. The Owner shall require each separate contractor to reasonably cooperate with the Design-Builder and assist with the coordination of activities and the review of construction schedules and operations. Where the value of the work performed directly by the Owner or by Others is in excess of $20,000, Owner and Design-Builder shall determine whether the Contract Price and/or Contract Time is impacted and if so, shall comply with the Change Order process set forth in Article 8.

3.4.3 With regard to the work of the Owner and Others, the Design-Builder shall (a) proceed with the Work in a manner which does not hinder, delay or interfere with the work of the Owner or Others or cause the work of the Owner or Others to become defective, (b) afford the Owner or Others reasonable access for introduction and storage of their materials and equipment and performance of their activities, and (c) coordinate the Design-Builder’s construction and operations with theirs as required by this Paragraph 3.4.

3.4.4 The Design-Builder shall give the Owner prompt written notification of any defects the Design-Builder discovers in their work which will prevent the proper execution of the Work. The Design-Builder’s obligations in this Paragraph do not create a responsibility for the work of the Owner or Others, but are for the purpose of facilitating the Work. If the Design-Builder does not notify the Owner of patent defects interfering with the performance of the Work, within a reasonable time following its discovery, the Design-Builder acknowledges that the work of the Owner or Others is not defective and is acceptable for the proper execution of the Work. Following receipt of written notice from the Design-Builder of defects, the Owner shall promptly inform the Design-Builder what action, if any, the Design-Builder or Owner shall take with regard to the defects.

3.5 RESPONSIBILITY FOR PERFORMANCE

3.5.1 In order to facilitate its responsibilities for completion of the Work in accordance with and as reasonably inferable from the Contract Documents, during the performance of the Work, the Design-Builder shall examine and compare the drawings and specifications with information furnished by the Owner pursuant to Paragraph 4.1, relevant field measurements made by the Design-Builder and any conditions at the Worksite affecting the Work, which a reasonable non-invasive examination of the Worksite by Design-Builder would disclose.

3.5.2 If in the course of the performance of the obligations in Subparagraph 3.5.1, the Design-Builder discovers any errors, omissions or inconsistencies in the Contract Documents, the Design-Builder shall promptly report them to the Owner. It is recognized, however, that the Design-Builder is not acting in the capacity of a licensed design professional, and that the Design-Builder’s examination is to facilitate construction and does not create an affirmative responsibility to detect errors, omissions or inconsistencies in the design documents, shop drawings or survey. Following receipt of written notice from the Design-Builder of defects, the Owner shall promptly inform the Design-Builder what action, if any, the Design-Builder or Owner shall take with regard to the defects.

3.5.3 The Design-Builder shall have no liability for errors, omissions or inconsistencies discovered under Subparagraphs 3.5.1 and 3.5.2.

3.6 CONSTRUCTION PERSONNEL AND SUPERVISION

3.6.1 The Design-Builder shall provide competent supervision for the performance of the Work. Before commencing the Work, Design-Builder shall notify Owner in writing of the name and qualifications of its proposed superintendent(s) and project manager so Owner may review the individual’s qualifications. If, for reasonable cause, the Owner refuses to approve the individual, or withdraws its approval after once giving it, Design-Builder shall name a different superintendent or project manager for owner’s review. Any disapproved superintendent shall not perform in that capacity thereafter at the Worksite.

3.6.2 The Design-Builder shall be responsible to the Owner for acts or omissions of parties or entities performing portions of the Work for or on behalf of the Design-Builder or any of its Subcontractors.

3.6.3 The Design-Builder shall permit only qualified persons to perform the Work. The Design-Builder shall enforce safety procedures, strict discipline and good order among persons performing the Work.

3.6.4 DESIGN-BUILDER’S REPRESENTATIVE. The Design-Builder’s authorized representative is Dan Deaver. The Design-Builder’s Representative shall possess full authority to receive instructions from the Owner and to act on those instructions. The Design-Builder shall notify the Owner in writing of a change in the designation of the Design-Builder’s Representative.

3.7 WORKMANSHIP The Work shall be executed in accordance with the Contract Documents in a workmanlike manner. All materials used in the Work shall be furnished in sufficient quantities to facilitate the proper and expeditious execution of the Work and shall be new except such materials as may be expressly provided in the Contract Documents to be otherwise.

3.8 MATERIALS FURNISHED BY THE OWNER OR OTHERS In the event the Work includes installation of materials or equipment furnished by the Owner or Others, it shall be the responsibility of the Design-Builder to examine the items so provided and thereupon handle, store and install the items, unless otherwise provided in the Contract Documents, with such skill and care as to provide a satisfactory and proper installation. Loss or damage due to acts or omissions of the Design-Builder shall be the responsibility of the Design-Builder and may be deducted from any amounts due or to become due the Design-Builder. Any defects discovered in such materials or equipment shall be reported at once to the Design-Builder. Following receipt of written notice from the Design-Builder of defects, the Owner shall promptly inform the Design-Builder what action, if any, the Design-Builder or Owner shall take with regard to the defects.

3.9 TESTS AND INSPECTIONS

3.9.1 The Design-Builder shall schedule all tests, approvals and inspections of the Work or portions thereof required to obtain all necessary certifications for use of the Work by the Owner, except for the performance testing of the completed Work, at appropriate times so as not to delay the progress of the Work or other work related to the Project. The Design-Builder shall give proper notice to Owner and all required parties of such tests, approvals and inspections. Except as provided in Subparagraph 3.9.3, the Owner shall bear all expense associated with tests, inspections and approvals required by the Contract Documents, which, unless otherwise agreed to, shall be conducted by an independent testing laboratory or entity retained by the Owner. Unless otherwise required by the Contract Documents, required certificates of testing, approval or inspection shall be secured by the Design-Builder after reasonable notice to Owner and promptly delivered to the Owner.

3.9.2 If the Owner or appropriate authorities determine that tests, inspections or approvals in addition to those required by the Contract Documents will be necessary, the Design-Builder shall coordinate the test or inspections to be performed by personnel hired by the Owner. Cost of the additional tests, inspections or approvals are at the Owner’s expense except as provided in Subparagraph 3.9.3.

3.9.3 If the procedures described in Subparagraph 3.9.1 and 3.9.2 indicate that portions of the Work fail to comply with the Contract Documents or normal industry standards, the Design-Builder shall be responsible for costs of correction and re-testing.

3.10 WARRANTY

3.10.1 The Design-Builder warrants that all materials and equipment shall be new unless otherwise specified, of good quality, in conformance with the Contract Documents, and free from defective workmanship and materials. At the Owner’s request, the Design-Builder shall furnish satisfactory evidence of the quality and type of materials and equipment furnished. The Design-Builder further warrants that the Work shall be free from material defects. The Design-Builder’s warranty does not include remedies for defects or damages covered by a warranty from the manufacturer of a component part of the Work, provided Design-Builder assigns such manufacturer’s warranty to Owner, or caused by normal wear and tear during normal usage, use for a purpose for which the Project was not intended, improper or insufficient maintenance, modifications performed by the Owner or Others, or abuse. The Design-Builder’s warranty pursuant to Paragraph 3.10 shall commence on the Date of Substantial Completion.

3.10.2 The Design-Builder shall obtain from its Subcontractors and Material Suppliers any special or extended warranties required by the Contract Documents. All such warranties shall be listed in an attached Exhibit to this Agreement or, if unavailable as of the Effective Date of this Agreement, shall be added by Change Order, with no change in the Contract Sum on account thereof, at the time of Substantial Completion of the Work. Design-Builder shall assign such warranties and provide reasonable assistance to the Owner in enforcing the obligations of Subcontractors or Material Suppliers under such warranties.

3.11 CORRECTION OF WORK WITHIN ONE YEAR

3.11.1 Within one year after the date of Substantial Completion of the Work, if any Defective Work is found, the Owner shall promptly notify the Design-Builder in writing. The Design-Builder shall promptly correct the Defective Work at its own cost and time and bear the expense of additional services required for correction of any Defective Work for which it is responsible.

3.11.2 With respect to any portion of Work first performed after Substantial Completion, the one-year correction period shall be extended by the period of time between Substantial Completion and the actual performance of the later Work. Correction periods shall not be extended by corrective work performed by the Design-Builder.

3.11.3 If the Design-Builder fails to correct Defective Work within a reasonable time after receipt of written notice from the Owner prior to final payment, the Owner may correct it in accordance with the Owner’s right to carry out the Work in Paragraph 11.2. In such case, the Owner may deduct the cost of correcting such deficiencies from payments then or thereafter due the Design-Builder. If payments then or thereafter due Design-Builder are not sufficient to cover such amounts, the Design-Builder shall pay the difference to the Owner.

3.11.4 Reserved.

3.11.5 If the Design-Builder’s correction or removal of Defective Work causes damage to or destroys other completed or partially completed Work on existing buildings, the Design-Builder shall be responsible for the cost of correcting the destroyed or damaged property.

3.11.6 Reserved

3.11.7 Prior to final payment, at the Owner’s option and with the Design-Builder’s agreement, the Owner may elect to accept Defective Work rather than require its removal and correction. In such case, the Contract Price may be adjusted for any diminution in the value of the Project caused by such Defective Work.

3.12 CORRECTION OF COVERED WORK

3.12.1 On request of the Owner, Work that has been covered without a requirement that it be inspected prior to being covered may be uncovered for the Owner’s Inspection. The Owner shall pay for the costs of uncovering and replacement if the Work proves to be in conformance with the Contract Documents, or if the defective condition was caused by the Owner or Others. If the uncovered Work proves to be Defective Work, the Design-Builder shall promptly pay the costs of uncovering and replacement.

3.12.2 If contrary to specific requirements in the Contract Documents or contrary to a specific request from the Owner, a portion of the Work is covered, the Owner, by written request, may require the Design-Builder to uncover the Work for the Owner’s observation. In this circumstance the Work shall be replaced at the Design-Builder’s expense and with no adjustment to the Contract Time.

3.13 SAFETY OF PERSONS AND PROPERTY

3.13.1 SAFETY PRECAUTIONS AND PROGRAMS. The Design-Builder shall have overall responsibility for safety precautions and programs in the performance of the Work. While this Paragraph 3.13 establishes the responsibility for safety between the Owner and Design-Builder, it does not relieve Subcontractors of their additional responsibility for the safety of persons or property in the performance of their work, nor from compliance with the provisions of applicable laws and regulations. Design-Builder agrees to cooperate with the Fagen Safety rules in effect at the Project on the Effective Date of this Agreement.

3.13.2 Reserved.

3.13.3 DESIGN-BUILDER’S SAFETY REPRESENTATIVE. The Design-Builder’s Worksite Safety Representative is Design-Builders Job Superintendent, who shall act as the Design-Builder’s authorized safety representative with a duty to prevent accidents in accordance with Subparagraph 3.13.2. If no individual is identified in this Paragraph 3.13, the authorized safety representative shall be the Design-Builder’s Representative. The Design-Builder shall report immediately in writing to the Owner all recordable accidents and injuries occurring at the Worksite. When the Design-Builder is required to file an accident report with a public authority, the Design-Builder shall furnish a copy of the report to the Owner.

3.13.4 The Design-Builder shall provide the Owner with copies of all notices required of the Design-Builder by law or regulation. The Design-Builder’s safety program shall comply with the requirements of governmental and quasi-governmental authorities having jurisdiction.

3.13.5 Reserved.

3.13.6 If the Owner reasonably deems any part of the Work or Worksite noncompliant with applicable OSHA requirements, the Owner, without assuming responsibility for the Design-Builder’s safety program, may require the Design-Builder to stop performance of the Work or take applicable corrective measures. If the Design-Builder does not adopt such corrective measures, the Owner may perform them and deduct their cost from the Contract Price. The Design-Builder agrees to make no claim for damages for an increase in the Contract Price or for a change in the Contract Time based on the Design-Builder’s compliance with the Owner’s reasonable request.

3.14 EMERGENCIES

3.14.1 Any change in the Contract Price or Contract Time resulting from the actions of the Design-Builder in an emergency situation shall be determined as provided in Article 8, unless caused by Design-Builder’s negligence or failure to act.

3.15 HAZARDOUS MATERIALS

3.15.1 A Hazardous Material is any substance or material identified now or in the future as hazardous under any federal, state or local law or regulation, or any other substance or material that may be considered hazardous or otherwise subject to statutory or regulatory requirement governing handling, disposal or cleanup. The Design-Builder shall not be obligated to commence or continue work until any Hazardous Material discovered at the Worksite has been removed, rendered or determined to be harmless by the Owner as certified by an independent testing laboratory and approved by the appropriate government agency.

3.15.2 If after the commencement of the Work Hazardous Material is discovered at the Worksite, the Design-Builder shall be entitled to immediately stop Work in the affected area. The Design-Builder shall report the condition to the Owner, and, if required, the government agency with jurisdiction.

3.15.3 The Design-Builder shall not be required to perform any Work relating to or in the area of Hazardous Material without written mutual agreement.

3.15.4 The Owner shall be responsible for retaining an independent testing laboratory to determine the nature of the material encountered and whether the material requires corrective measures or remedial action. Such measures shall be the sole responsibility of the Owner, and shall be performed in a manner minimizing any adverse effects upon the Work. The Design-Builder shall resume Work in the area affected by any Hazardous Material only upon written agreement between the Parties after the Hazardous Material has been removed or rendered harmless and only after approval, if necessary, of the governmental agency with jurisdiction.

3.15.5 If the Design-Builder incurs additional costs or is delayed due to the presence or remediation of Hazardous Material, the Design-Builder shall prepare and submit an appropriate Change Order for Owner’s approval in accordance with Article 8.

3.15.7 MATERIALS BROUGHT TO THE WORKSITE

3.15.7.1 Material Safety Data (MSD) sheets as required by law and pertaining to materials or substances used or consumed in the performance of the Work whether obtained by the Design-Builder, Subcontractors, the Owner or Others, shall be maintained at the Worksite by the Design-Builder and made available to the Owner, Subcontractors and Others.

3.15.7.2 The Design-Builder shall be responsible for the proper delivery, handling, application, storage, removal and disposal of all materials and substances brought to the Worksite and used or consumed in the performance of the Work by the Design-Builder, in accordance with the Contract Documents and applicable federal, state, or local laws, rules, regulation and ordinances and the Fagen Spill Protection and Countermeasures Plan (SPCC).

3.15.7.3 To the extent caused by the negligent acts or omissions of the Design-Builder, its agents, officers, directors and employees, the Design-Builder shall indemnify and hold harmless the Owner, its agents, officers, directors and employees, from and against any and all claims, damages, losses, costs and expenses, including but not limited to attorneys’ fees, costs, and expenses incurred in connection with any dispute resolution procedure arising out of or relating to the delivery, handling, application, storage, removal and disposal of all materials and substances brought to the Worksite by the Design-Builder in accordance with the Contract Documents.

3.15.8 The terms of this Paragraph 3.15 shall survive the completion of the Work or any termination of this Agreement.

3.16 SUBMITTALS

3.16.1 The Design-Builder shall submit to the Owner, for review and comment all shop drawings, samples, product data and similar submittals required by the Contract Documents. Submittals may be submitted in electronic form if required agreed to by Owner. The Design-Builder shall be responsible to the Owner for the accuracy and conformity of its submittals to the Contract Documents. The Design-Builder shall prepare and deliver its submittals to the Owner in a manner consistent with the Schedule of the Work and in such time and sequence so as not to delay the performance of the Work or the work of the Owner and Others. When the Design-Builder delivers its submittals to the Owner, the Design-Builder shall identify in writing for each submittal all changes, deviations or substitutions from the requirements of the Contract Documents. The review of any Design-Builder submittal shall not be deemed to authorize changes, deviations or substitutions from the requirements of the Contract Documents, unless express written approval is obtained from the Owner specifically authorizing such deviation, substitution or change.

3.16.2 The Owner shall be responsible for review and comment of submittals with reasonable promptness.

3.16.3 The Design-Builder shall perform all Work strictly in accordance with submittals. Approval of shop drawings is not authorization to Design-Builder to perform Changed Work, unless the procedures of Article 8 are followed. Approval does not relieve the Design-Builder from responsibility for Defective Work resulting form errors or omissions of any kind on the approved Shop Drawings.

3.16.4 Record copies of the following, incorporating field changes and selections made during construction, shall be maintained at the Project site and available to the Owner upon request: drawings, specifications, addenda, Change Order and other modifications, and required submittals including product data, samples and shop drawings.

3.16.5 No substitutions shall be made in the Work unless permitted in the Contract Documents and then only after the Design-Builder obtains approvals required under the Contract Documents for substitutions. All such substitutions shall be promptly memorialized in a Change Order and, if applicable, provide for an adjustment in the Contract Price or Contract Time.

3.16.6 The Design-Builder shall prepare and submit to the Owner:

☑ final marked-up as-built drawings,

or

☐ updated electronic data, in accordance with ConsensusDOCS200.2 and Paragraph 4.6.1,

or

☐ such documentation as defined by the Parties by attachment to this Agreement, in general documenting how the various elements of the Work were actually constructed or installed.

3.17 WORKING CONDITIONS

3.17.1 WORKSITE VISIT. The Design-Builder acknowledges that it has visited, or has had the opportunity to visit, the Worksite to visually inspect and examine the general and local conditions which could affect the Work.

3.17.2 CONCEALED OR UNKNOWN SITE CONDITIONS If the conditions at the Worksite are (a) subsurface or other physical conditions which are materially different from those indicated in the Contract Documents or (b) unusual or unknown physical conditions which are materially different from conditions ordinarily encountered and generally recognized as inherent in Work provided for in the Contract Documents, the Design-Builder shall stop Work and give immediate written notice of the condition to the Owner and the Design-Builder. The Design-Builder shall not be required to perform any work relating to the unknown condition without the written mutual agreement of the Parties. Any change in the Contract Price or the Contract Time as a result of the unknown condition shall be determined as provided in Article 8. The Design-Builder shall provide the Owner with written notice of any claim as a result of unknown conditions within the time period set forth in Paragraph 8.6. Provided, however, that the Design-Builder shall not be entitled to a change in the Contract Price or the Contract Time where the condition should have been discovered through reasonable due diligence and care in examining the Worksite or in performing the Work.

3.18 PERMITS AND TAXES

3.18.1 Design-Builder shall give public authorities all notices required by law and, except for permits and fees which are the responsibility of the Owner pursuant to Article 4, shall obtain and pay for all necessary permits, licenses and renewals pertaining to the Work. Design-Builder shall provide to Owner copies of all notices, permits, licenses and renewals required under this Agreement.

3.18.2 Owner represents and warrants to Design-Builder that all Work relates to manufacturing equipment and is exempt from sales tax imposed by the State of Georgia. Owner will pay any import, use, or excise taxes due on account of the Work.

3.18.3 The Contract Price or Contract Time may be adjusted by Change Order for additional costs incurred by the Design-Builder in performing the Work as a direct result of changes in laws, ordinances, rules and regulations enacted after the date of this Agreement, including increased taxes.

3.17.4 If in accordance with the Owner’s direction, the Design-Builder claims an exemption for taxes, the Owner shall indemnify and hold the Design-Builder harmless from any liability, penalty, interest, fine, tax assessment, attorneys’ fees or other expense or cost incurred by the Design-Builder as a result of any such action.

3.19 CUTTING, FITTING AND PATCHING

3.19.1 The Design-Builder shall perform cutting, fitting and patching necessary to coordinate the various parts of the Work and to prepare its Work for the work of the Owner or Others.

3.19.2 Cutting, patching or alligning the work of the Owner or Others shall be done with the prior written approval of the Owner. Such approval shall not be unreasonably withheld.

3.20 CLEANING UP

3.20.1 The Design-Builder shall regularly remove debris and waste materials at the Worksite resulting from the Work. Prior to discontinuing Work in an area, the Design-Builder shall clean the area and remove all rubbish and its construction equipment, tools, machinery, waste and surplus materials. The Design-Builder shall minimize and confine dust and debris resulting from construction activities. At the completion of the Work, the Design-Builder shall remove from the Worksite all construction equipment, tools, surplus materials, waste materials and debris.

3.20.2 If the Design-Builder fails to commence compliance with the cleanup duties within two (2) business Days after written notification from the Owner of non-compliance, the Owner may implement appropriate cleanup measures without further notice and the cost shall be deducted from any amounts due or to become due the Design-Builder in the next payment period.

3.21 ACCESS TO WORK The Design-Builder shall facilitate the access of the Owner, Design-Builder and Others to Work in progress.

3.22 SCHEDULE OF THE WORK. The Design-Builder shall prepare and submit a Schedule of Work for the Owner’s acceptance and written approval as to milestone dates. This schedule shall indicate the dates for the start and completion of the various stages of the Work, including the dates when information and approvals are required from the Owner. The Schedule shall be revised as required by the conditions of the Work.

3.23 ROYALTIES, PATENTS AND COPYRIGHTS. The Design-Builder shall pay all royalties and license fees which may be due on the inclusion of any patented or copyrighted materials, methods or systems selected by the Design-Builder and incorporated in the Work. The Design-Builder shall indemnify and hold the Owner harmless from all suits or claims for infringement of any patent rights or copyrights arising out of such selection. The Owner agrees to indemnify and hold the Design-Builder harmless from all suits or claims of infringement of any patent rights or copyrights arising out of any patented or copyrighted materials, methods or systems specified by the Owner.

3.24 CONFIDENTIALITY. The Design-Builder shall treat as confidential and not disclose to third persons, except Subcontractors, Sub-subcontractors and the Architect/Engineer as is necessary for the performance of the Work, or use for its own benefit any of the Owner’s developments, confidential information, know-how, discoveries, production methods and the like that may be disclosed to the Design-Builder may acquire in connection with the Work. The Owner shall treat as confidential information all of the Design-Builder’s estimating systems and historical and parameter cost data that may be disclosed to the Owner in connection with the performance of this Agreement. The Owner and the Design-Builder shall each specify those items to be treated as confidential and shall mark them as “Confidential.”

3.25 ADDITIONAL SERVICES. The Design-Builder shall provide or procure the following Additional services upon the request of the Owner. A written agreement between the Owner and the Design-Builder shall define the extent of such Additional services. Such Additional services shall be considered a Change in the work, unless they are specifically included in Article 14.

3.25.1 Development of the Owner’s Program, establishing the Project budget, investigating sources of financing, general business planning and other information and documentation as may be required to establish the feasibility of the Project.

3.25.2 Consultations, negotiations, and documentation supporting the procurement of Project financing.

3.25.3 Surveys, site evaluations, legal descriptions and aerial photographs.

3.25.4 Appraisals of existing equipment, existing properties, new equipment and developed properties.

3.25.5 Soils, subsurface and environmental studies, reports and investigations required for submission to governmental authorities or others having jurisdiction over the Project.

3.25.6 Consultations and representations before governmental authorities or others having jurisdiction over the Project other than normal assistance in securing building permits.

3.25.7 Investigation or making measured drawings of existing conditions or the verification of Owner-provided drawings and information.

3.25.8 Artistic renderings, models and mockups of the Project or any part of the Project or the Work.

3.25.9 Inventories of existing furniture, fixtures, furnishings and equipment which might be under consideration for incorporation into the Work.

3.25.10 Interior design and related services including procurement and placement of furniture, furnishings, artwork and decorations.

3.25.11 Making revisions to design documents after they have been approved by the Owner when revisions are due to causes beyond the control of the Design-Builder. Causes beyond the control of the Design-Builder do not include acts or omissions on the part of Subcontractors, Sub-subcontractors or the Architect/Engineer.

3.25.12 Design, coordination, management, expediting and other services supporting the procurement of materials to be obtained, or work to be performed, by the Owner, including but not limited to telephone systems, computer wiring networks, sound systems, alarms security systems and other specialty systems which are not a part of this Agreement.

3.25.13 Estimates, proposals, appraisals, consultations, negotiations and services in connection with the repair or replacement of an insured loss, provided such repair or replacement did not result from the negligence of the Design-Builder.

3.25.14 The premium portion of overtime work ordered by the Owner including productivity impact costs, other than that required by the Design-Builder to maintain the Schedule of Work.

3.25.15 Out-of-town travel by the Architect/Engineer in connection with the Work, except between the Architect/Engineer’s office, Design-Builder’s office, Owner’s office and the Project site.

3.25.16 Obtaining service contractors and training maintenance personnel; assisting and consulting in the use of systems and equipment after the initial start up.

3.25.17 Services for tenant or rental spaces not a part of this Agreement.

3.25.18 Services requested by the Owner or required by the Work which are not specified in the Contract Documents and which are not normally part of generally accepted design and construction practice.

3.25.19 Serving or preparing to serve as an expert witness in connection with any proceeding, legal or otherwise, regarding the Project.

3.25.20 Document reproduction exceeding the limits provided for in this Agreement.

3.25.21 Providing services relating to Hazardous Material discovered at the Worksite.

3.25.22 Other services as agreed to by the Parties and identified in the attached exhibit.

ARTICLE 4

OWNER’S RESPONSIBILITIES

4.1 INFORMATION AND SERVICES PROVIDED BY OWNER.

4.1.1 The Owner shall provide full information in a timely manner regarding requirements for the Project, including the Owner’s Program and other relevant information.

4.1.2 The Owner shall provide:

4.1.2.1 all available information describing the physical characteristics of the site, including surveys, site evaluations, legal descriptions, existing conditions, subsurface and environmental studies, reports and investigations;

4.1.2.2 inspection and testing services during construction as required by law or as mutually agreed; and

4.1.2.3 unless otherwise provided in the Contract Documents, necessary approvals, site plan review, rezoning, easements and assessments, fees and charges required for the construction, use, occupancy or renovation of permanent structures, including legal and other required services.

4.1.3 Prior to commencement of the Work and thereafter at the written request of the Design-Builder, the Owner shall provide the Design-Builder with evidence of Project financing. Evidence of such financing shall be a condition precedent to the Design-Builder’s commencing or continuing the Work. The Design-Builder shall be notified prior to any material change in Project financing.

4.1.4 The Design-Builder shall be entitled to rely on the completeness and accuracy of the information and services required by this Paragraph 4.1.

4.2 RESPONSIBILITIES DURING DESIGN.

4.2.1 The Owner shall review and approve further development of the drawings and specifications as set forth in Article 3.

4.3 RESPONSIBILITIES DURING CONSTRUCTION.

4.3.1 The Owner shall review the Schedule of Work as set forth in Paragraph 3.22, timely approve milestone dates set forth and timely respond to its obligations.

4.3.2 If the Owner becomes aware of any error, omission or failure to meet the requirements of the Contract Documents or any fault or defect in the Work, the Owner shall give prompt written notice to the Design-Builder. The failure of the Owner to give such notice shall not relieve the Design-Builder of its obligations to fulfill the requirements of the Contract Documents.

4.3.3 The Owner shall communicate with the Design-Builder’s Subcontractors, suppliers and Architect/Engineer only through or in the presence of the Design-Builder. The Owner shall have no contractual obligations to Subcontractors, suppliers, or the Architect/Engineer.

4.3.4 The Owner shall provide insurance for the Project as provided in Article 10.

4.4 OWNER’S REPRESENTATIVE. The Owner’s representative is James (Drew) Gahagan. The representative:

4.4.1 shall be fully acquainted with the Project;

4.4.2 agrees to furnish the information and services required by the Owner pursuant to Paragraph 4.1 so as not to delay the Design-Builder’s Work; and

4.4.3 shall have authority to bind the Owner in all matters requiring the Owner’s approval, authorization or written notice. If the Owner changes its representative or the representative’s authority as listed above, the Owner shall notify the Design-Builder in writing in advance.

4.5 ELECTRONIC DOCUMENTS. If the Owner requires that the Owner and Design-Builder exchange documents and data in electronic or digital form, prior to any such exchange, the Owner and Design-Builder shall agree on a written protocol governing all exchanges in ConsensusDOCS 100.2 or a separate agreement, which, at a minimum, shall specify: (1) the definition of documents and data to be accepted in electronic or digital form or to be transmitted electronically or digitally; (2) management and coordination responsibilities; (3) necessary equipment, software and services; (4) acceptable formats, transmission methods and verification procedures; (5) methods for maintaining version control; (6) privacy and security requirements; and (7) storage and retrieval requirements. The Parties shall each bear their own costs for the requirements identified in the protocol. In the absence of a written product, use of documents and data in electronic or digital form shall be at the sole risk of the recipient.

ARTICLE 5

SUBCONTRACTS

Work not performed by the Design-Builder with its own forces shall be performed by Subcontractors or the Architect/Engineer.

5.1 RETAINING SUBCONTRACTORS. The Design-Builder shall not retain any Subcontractor to whom the Owner has a reasonable and timely objection. The Owner may propose subcontractors to be considered by the Design-Builder. The Design-Builder shall not be required to retain any subcontractor to whom the Design-Builder has a reasonable objection.

5.2 MANAGEMENT OF SUBCONTRACTORS. The Design-Builder shall be responsible for the management of the Subcontractors in the performance of their Work.

5.3 CONTINGENT ASSIGNMENT OF SUBCONTRACT AGREEMENTS.

5.3.1 If this Agreement is terminated, each subcontract agreement shall be assigned by the Design-Builder to the Owner, subject to the prior rights of any surety, provided that

5.3.1.1 this Agreement is terminated by the Owner pursuant to Paragraphs 11.2, 11.3 or 11.4; and

5.3.1.2 the Owner accepts such assignment, after termination by notifying the Subcontractor and Design-Builder in writing, and assumes all rights and obligations of the Design-Builder pursuant to each subcontract agreement.

5.4 BINDING OF SUBCONTRACTORS AND MATERIAL SUPPLIERS. The Design-Builder agrees to bind every Subcontractor and Material Supplier (and require every Subcontractor to so bind its Sub-subcontractors and Material Suppliers) to all the provisions of this Agreement and the Contract Documents as they apply to Subcontractors and Material Suppliers portions of the Work.

5.5 LABOR RELATIONS. Design-Builder will comply with all procedures, rules and regulations with regard to nondiscrimination applicable to its employees or Subcontractors or Others, issued or to be issued by any local, state, or federal government or agency, including without limitation the Federal Equal Employment Opportunity Commission, insofar as they may apply to the Work.

ARTICLE 6

CONTRACT TIME

6.1 DATE OF COMMENCEMENT. The Date of Commencement is the effective date of this Agreement as first written in Article 1.

The Work shall proceed in general accordance with the Schedule of Work as such schedule may be amended from time to time, subject, however, to other provisions of this Agreement.

6.2 SUBSTANTIAL COMPLETION/FINAL COMPLETION

6.2.1 Substantial Completion of the Work shall be by July 31, 2008. Unless otherwise specified herein, the Work shall be Finally Completed within thirty (30) days after the date of Substantial Completion, subject to adjustments as provided for in the Contract Documents.

6.2.2 Time limits stated in the Contract Documents are of the essence.

6.2.3 PERFORMANCE TESTING OF SUBSTANTIALLY COMPLETED WORK. Performance testing of the completed Work shall be scheduled by the Owner so as to be completed within thirty (30) days of the date of Substantial Completion. Owner shall arrange for the delivery of wet corn necessary for testing of the completed Work to the jobsite and shall conduct all performance testing of the Work in concert with the Design-Builder. The completed work must be capable of drying #2 yellow corn between 10,000 bushels per hour (20% moisture down to 15% moisture) and 6,000 bushels per hour (25% moisture down to 15% moisture) or at an equivalent rate when interpolated. All grain handling equipment must be able to support the maximum rate. Owner and Design-Builder shall jointly develop and execute a protocol for the method of testing and determination of system capacity. Design-Builder shall give Owner no less than 14 days of notice that the Work is or will be ready for performance testing, and Owner shall have sufficient wet corn delivered to the Project to permit such performance testing.

6.2.4 FINAL COMPLETION. The date of Final Completion shall be determined as follows:

(i) Should the performance testing occur within thirty (30) days after the date of Substantial Completion, and should the Work pass the performance test, the date of Final Completion shall be August 31, 2008;

(ii) Should the performance testing occur within thirty (30) days after the date of Substantial Completion, and should the Work fail to pass the performance test, the date of Final Completion shall be delayed until Design-Builder has made such repairs to the Work as necessary and the Work passes the performance test. Pursuant to this subparagraph, the date of Final Completion shall be the day the Work passes the performance test;

(iii) Should Owner fail to cause such wet corn to be delivered or fail to arrange for the performance test to occur within thirty (30) days of the date of Substantial Completion, Owner shall be deemed to have waived the condition of such performance testing as a condition to Final Completion and the payment of all sums due thereunder, and the date of Final Completion shall be deemed to be August 31, 2008. Notwithstanding the foregoing, the failure of Owner to complete the performance testing by the date of Final Completion shall not limit any warranty of Design-Builder to Owner under this Agreement.

6.2.5 The Design-Builder shall not knowingly commence the Work before the effective date of insurance that is required to be provided by the Design-Builder or the Owner.

6.3 DELAYS AND EXTENSIONS OF TIME

6.3.1 NON-COMPENSABLE DELAYS, DISRUPTIONS, INTERFERENCES, HINDRANCES AND/OR ACCELERATIONS The Design-Builder and the Owner shall each be entitled to a non-compensable adjustment in the Contract Time for any unreasonable delays, disruptions, interferences, hindrances and/or accelerations in the Work due to any issues, events, conditions, circumstances and/or causes beyond their respective control, including but not restricted to Acts of God, acts of public enemy, terrorism, war, acts of governmental entities, fires, floods, epidemics, quarantine restrictions, strikes, the discovery of any archeological findings or acts or neglect of utility companies. In addition to whatever the law may define as non-compensable delays, disruptions, interferences, hindrances and/or accelerations, the parties also define these force majure type events, and all such similar events, whether referred to herein or not, as “non-compensable – excusable delays, disruptions, interferences, hindrances and/or accelerations.” The sole remedy of the Design-Builder and/or Owner for such delays, disruptions, interferences, hindrances and/or accelerations shall be an adjustment to the Contract Time. Separate from the foregoing, the Design-Builder and the Owner agree that an adjustment in the Contract Time shall also be the sole remedy of each party for any mutually occurring and/or concurrent delays, disruptions, interferences, hindrances and/or accelerations in the Work, even if such arise from causes, events, conditions and/or circumstances within their respective control, provided that such delays, disruptions, interferences, hindrances and/or accelerations in fact occur concurrently during the Work, even if they arise from different causes, events, conditions and/or circumstances, in whole or in part.

6.3.2 OWNER CAUSED COMPENSABLE DELAYS, DISRUPTIONS, INTERFERENCES, HINDRANCES AND/OR ACCELERATIONS The Design-Builder shall be entitled to additional compensation for any delays, disruptions, interferences, hindrances and/or accelerations in the Work due to any issues, events, conditions, circumstances and/or causes within the respective control of the Owner or created by third persons for whom the Owner is responsible for, where were unforeseeable at the time of contracting and are unreasonable from the circumstances of the Project. The parties acknowledge that damages arising from unreasonable and unforeseeable delays, disruptions, interferences, hindrances and/or accelerations on a complex construction Project involve an enormous amount of factual information, are very expensive in terms of time and money to address and/or litigate and irreparably deprive and detract from the time and attention required of the Project participants to successfully construct the Work. The parties acknowledge that this is such a Project. Therefore, the parties establish the procedures set forth below as the exclusive procedure for fully and finally resolving andy and all damages to the Design-Builder, its subcontractors and/or any persons who may claim under and/or through them, of every nature, type and kind, arising in whole or in part from such unreasonable and unforeseeable delays, disruptions, interferences, hindrances and/or accelerations.

6.3.2.1 If the Design-Builder and/or its Subcontractor encounter any issue, event, condition, circumstance and/or cause of a perceived and/or actual delay, disruption, interference, hindrance and/or acceleration to the Work or any portion thereof, the Design-Builder shall provide a written notice to the Owner upon the date of discovery or no later than three (3) business days after first encountering the issue, event, condition, circumstance and/or cause. The notice shall supply all the information necessary for Owner to review such issue, event, condition, circumstance and/or cause of perceived and/or actual delay.

6.3.2.2 Within three (3) business days of the ending of the issue, event, condition, circumstance and/or cause referred to in Section 6.3.2.1, the Design-Builder shall provide written notice to Owner notifying the Owner of the date on which the issue, event, condition, circumstance and/or cause ended. If the Design-Builder fails to provide notice to the Owner, then the Owner shall provide said notice to the Design-Builder. If the Design-Builder contends the issue, event, condition, circumstance and/or cause entitles the Design-Builder to an adjustment of the Contract Price and/or Contract Time, then the Design-Builder shall proceed as required by Section 6.3.2.3.

6.3.2.3 Within thirty (30) days of a notice being issued by the Owner or by the Design-Builder pursuant to Section 6.3.2.2, if the Design-Builder contends that the issue, event, condition, circumstance and/or cause entitles the Design-Builder to an adjustment of the Contract Price and/or Contract Time, then Design-Builder shall prepare and submit to Owner a Change Order Proposal in accordance with Article 8.

6.3.3 DESIGN-BUILDER CAUSED DELAY The Design-Builder shall not be entitled to any change in the Contract Price or Contract Time for any delay, disruption, interference, hindrance and/or acceleration caused by any act, failure to act or omission of the Design-Builder, any Subcontractor or anyone for whose acts the Design-Builder is supervising.

6.3.4 NOTICE OF DELAYS. Notwithstanding anything to the foregoing, in the event delays to the Work are encountered for any reason, the Design-Builder shall provide prompt written notice to the Owner of the cause of such delays after Design-Builder first recognizes the delay. The Owner and Design-Builder agree to undertake reasonable steps to mitigate the effect of such delays.

6.3.5 NOTICE OF DELAY CLAIMS. If the Design-Builder requests an extension of Contract Time or an adjustment in Contract Price as a result of a delay described in Subparagraphs 6.3.1 and 6.3.2, the Design-Builder shall give the Owner written notice of the claim in accordance with Paragraph 8.4. If the Design-Builder causes delay in the completion of the Work, the Owner shall be entitled to recover its additional costs subject to Paragraph 6.5. The Owner shall process any such claim against the Design-Builder in accordance with Article 8.

6.4 LIQUIDATED DAMAGES.

6.4.1 SUBSTANTIAL COMPLETION. The Owner and the Design-Builder agree that this Agreement ☐ shall/ ☑ shall not (indicate one) provide for the imposition of liquidated damages based on the Date of Substantial Completion.

6.4.1.1 The Design-Builder understands that if the Date of Substantial Completion established by Amendment No. 1, as may be amended by subsequent Change Order, is not attained, the Owner will suffer damages which are difficult to determine and accurately specify. The Design-Builder agrees that if the Date of Substantial Completion is not attained, the Design-Builder shall pay the Owner                                        Dollars ($                                      ) as liquidated damages and not as a penalty for each Day that Substantial Completion extends beyond the Date of Substantial Completion. The liquidated damages provided herein shall be in lieu of all liability for any and all extra costs, losses, expenses, claims, penalties and any other damages of whatsoever nature incurred by the Owner which are occasioned by any delay in achieving the Date of Substantial Completion.

6.4.2 FINAL COMPLETION The Owner and the Design-Builder agree that this Agreement ☐ shall/ ☑ shall not (indicate one) provide for the imposition of liquidated damages based on the Date of Final Completion.

6.4.2.1 The Design-Builder understands that if the Date of Final Completion established by this Agreement No. 1 is not attained, the Owner will suffer damages which are difficult to determine and accurately specify. The Design-Builder agrees that if the Date of final Completion is not attained, the Design-Builder shall pay the Owner                                        Dollars (S                                      ) as liquidated damages for each Day that Final Completion extends beyond the Date of Final Completion. The liquidated damages provided herein shall be in lieu of all liability for any and all extra costs, losses, expenses, claims, penalties and any other damages of whatsoever nature incurred by the Owner which are occasioned by any delay in achieving the Date of Final Completion.

6.4.3 OTHER LIQUIDATED DAMAGES. The Owner and the Design-Builder may agree upon the imposition of liquidated damages on the other project milestones or performance requirements. Such agreement shall be included as an exhibit to this Agreement.

6.5 RESERVED.

ARTICLE 7

CONTRACT PRICE

7.0 The Contract Price is Two Million, Six Hundred Nine Thousand, One Hundred Dollars ($2,609,100.00), subject to adjustment in accordance with the provisions of Article 8.

ARTICLE 8

CHANGES IN THE WORK

Changes in the Work which are within the general scope of this Agreement may be accomplished without invalidating this Agreement by Change Order, Interim Directed Change, or a minor change in the Work, subject to the limitations stated in the Contract Documents.

8.1 CHANGE ORDERS

8.1.1 The Design-Builder may request or the Owner, without invalidating this Agreement, may order changes in the Work within the general scope of the Contract Documents consisting of adjustment to the Contract Price or the Date of Substantial Completion or the Date of Final Completion. All such changes in the Work shall be authorized by applicable Change Order, and shall be performed under the applicable conditions of the Contract Documents. Each adjustment in the Contract Price resulting from a Change order shall clearly separate the amount attributable to Design services.

8.1.2 INTERIM DIRECTED CHANGE

8.2.1 The Owner may issue a written interim Directed Change directing a change in the Work prior to reaching agreement with the Design-Builder on the adjustment, if any, in the Contract Price or the Date of Substantial Completion or the Date of Final Completion, and if appropriate, the compensation for Design services.

8.2.2 The Owner and the Design-Builder shall negotiate expeditiously and in good faith for appropriate adjustments, as applicable, to the Contract Price or the Date of Substantial Completion or the Date of final Completion, and if appropriate the compensation for Design services, arising out of Interim Directed Changes. As the changed work is completed, the Design Builder shall submit its costs for such work with its Application for Payment within thirty (30) Days of the issuance of the Interim Directed Change. Pending final determination of cost to the Owner, amounts not in dispute may be included in Applications for Payment and shall be paid by Owner.

8.2.3 If the Owner and the Design-Builder agree upon the adjustments in the Contract Price or the Date of Substantial Completion or the Date of Final Completion, and if appropriate the compensation for Design services, for a change in the Work directed by an Interim Directed Change, such agreement shall be the subject of an appropriate Change Order. The Change Order shall include all outstanding Change Directives issued since the last Change Order.

8.3 MINOR CHANGES IN THE WORK

8.3.1 Design-Builder may take minor changes in the design and construction of the Project consistent with the intent of the Contract Documents which do not involve an adjustment in the Contract Price or the Date of Substantial Completion or the Date of Final Completion and do not materially and adversely affect the design of the Project, the quality of any of the materials or equipment specified in the Contract Documents, the performance of any materials, equipment or systems specified in the Contract Documents, or the quality of workmanship required by the Contract Documents.

8.3.2 Design-Builder shall promptly inform the Owner in writing of any such changes and shall record such changes on the Design-Build documents maintained by the Design-Builder.

8.4 DETERMINATION OF COST

8.4.1 An increase or decrease in the Contract Price or the Contract Time resulting from a change in the Work shall be determined by one or more of the following methods:

8.4.1.1 Reserved;

8.4.1.2 a mutually accepted, itemized lump sum;

8.4.1.3 if an increase or decrease cannot be agreed to as set forth in Clauses 1 or 2 above, the value shall be determined by the Owner on the basis of costs and a percentage for overhead and profit. Costs shall include only labor (payroll, payroll taxes, fringe benefits, workers’ compensation, etc.), materials, equipment and other incidentals directly related to the work involved. The maximum percentage which shall be allowed for the Design-Builder’s combined overhead and profit, shall be as follows:

(A) For all such work done by his own organization, the Design-Builder may add up to ten percent (10%) of his actual net increase in cost; and

(B) For all such work done by Subcontractors, each Subcontractor may add up to ten percent (10%) of his actual net increase in costs for combined overhead and profit and Design-Builder may add up to five percent (5%) of the Subcontractor’s total for his combined overhead and profit, provided that no overhead or profit shall be allowed on costs incurred in connection with premiums for public liability insurance or other specialty insurance directly related to such work.

The Design-Builder will submit in a form prescribed by the Owner an itemized cost breakdown together with supporting data; or

8.4.1.4 if an increase or decrease cannot be agreed to as set forth in Clauses 1 through 3 above, and the Owner issues an Interim Directed Change, the cost of the change in the Work shall be determined by the reasonable actual expense and savings of the performance of the Work resulting from the change. If there is a net increase in the Contract Price, the Design-Builder’s profit shall be adjusted accordingly. The Design-Builder shall maintain a documented, itemized accounting evidencing the expenses and savings.

8.4.2 Reserved.

8.4.3 If the Owner and the Design-Builder disagree as to whether work required by the Owner is within the scope of the Work, the Design-Builder shall furnish the Owner with an estimate of the costs to perform the disputed work in accordance with the Owner’s interpretations. In such event, both Parties reserve their rights as to whether the work was within the scope of the Work, subject to the requirements of Article 12. Any partial payment by the Owner does not prejudice its right to be reimbursed should it be determined that the disputed work is within the scope of the Work, nor does acceptance of such partial payment by the Design-Builder prejudice its right to receive full payment for the disputed work should it be determined that the disputed work is not within the scope of the Work.

8.5 Reserved.

8.6 CLAIMS FOR ADDITIONAL COST OR TIME Except as provided in Subparagraph 6.3.2 and Paragraph 6.4, for any claim for an increase in the Contract Price or an extension in the Date of Substantial Completion or the Date of Final Completion, the Design-Builder shall give the Owner written notice of the claim within twenty-one (21) Days after the occurrence giving rise to the claim or within twenty-one (21) Days after the Design-Builder first recognizes the condition giving rise to the claim, whichever is later. Except in an emergency, notice shall be given before proceeding with the Work. Claims for design and estimating costs incurred in connection with possible changes requested by the Owner, but which do not proceed, shall be made within twenty-one (21) Days after the decision is made not to proceed. Thereafter, the Design-Builder shall submit written documentation of its claim, including appropriate supporting documentation, within twenty-one (21) Days after giving notice, unless the Parties mutually agree upon a longer period of time. The Owner shall respond in writing denying or approving the Design-Builder’s claim no later than fourteen (14) Days after receipt of the Design-Builder’s documentation of claim. Owner’s failure to respond shall be deemed a denial of the Design-Builder’s claim. Any change in Contract Price or the Date of Substantial Completion or the Date of Final Completion resulting from such claim shall be authorized by Change Order.

8.7 Reserved.

8.8 CHANGES IN LAW. In the event any changes in laws or regulations affecting the performance of the Work are enacted after the date of this Agreement, including but not limited to the imposition of a sales tax on portions of the Work not previously subject to such tax, the Contract Price and the Date of Substantial Completion or the Date of Final Completion, and if appropriate the compensation for Design services, shall be equitably adjusted by Change Order.

ARTICLE 9

PAYMENT

9.1 PROGRESS PAYMENTS.

9.1.1 By March 20, 2008, the Design-Builder shall provide a Schedule of Values satisfactory to the Owner, consisting of a breakdown of the Contract Price, with a separate line item for Design services.

9.1.2 On or before the 25th Day of each month after the Work has commenced, the Design-Builder shall submit to the Owner an application for payment in accordance with the Schedule of Values based upon the Work completed and materials suitably stored on the Worksite or at other locations approved by the Owner. Approval of payment applications for such stored materials shall be conditioned upon submission by the Design-Builder of bills of sale and applicable insurance or such other procedures satisfactory to the Owner to establish the Owner’s title to such materials, or otherwise to protect the Owner’s interest including transportation to the site.

9.1.3 Within fifteen (15) Days after receipt of each monthly application for payment, the Owner shall give written notice to the Design-Builder of the Owner’s acceptance or rejection, in whole or in part, of such application for payment. Within fifteen (15) Days after accepting such Application, the Owner shall pay directly to the Design-Builder the appropriate amount for which application for payment is made, less amounts previously paid by the Owner. If such application is rejected in whole or in part, the Owner shall indicate the reasons for its rejection. If the Owner and the Design-Builder cannot agree on a revised amount then, within fifteen (15) Days after its initial rejection in part of such application the Owner shall pay directly to the Design-Builder the appropriate amount for those items not rejected by the Owner for which application for payment is made, less amounts previously paid by the Owner. Those items rejected by the Owner shall be due and payable when the reasons for the rejection have been removed.

9.1.4 If the Owner fails to pay the Design-Builder at the time payment of any amount becomes due, then the Design-Builder may, at any time thereafter upon serving written notice that the Work will be stopped within seven (7) Days after receipt of the notice by the Owner, and after such seven (7) Day period, stop the Work until payment of the amount owing has been received.

9.1.5 Payments due but unpaid pursuant to Subparagraph 9.1.3, less any amount retained pursuant to Paragraph 9.2 or 9.3, may bear interest from the date payment is due at the prime rate prevailing at the place of the Project.

9.1.6 The Design-Builder warrants and guarantees that title to all Work, materials and equipment covered by an application for payment, whether incorporated in the Project or not, will pass to the Owner upon receipt of such payment by the Design-Builder free and clear of all liens, claims, security interests or encumbrances, hereinafter referred to as “liens.” Owner’s duty to make progress payments and final payment to Design-Builder shall be conditioned upon Design-Builder’s submission of lien waivers in a form reasonably acceptable to Owner.

9.1.7 The Owner’s progress payment, occupancy or use of the Project, whether in whole or in part shall not be deemed an acceptance of any Work not conforming to the requirements of the Contract Documents.

9.1.8 Upon Substantial Completion of the Work, the Owner shall pay the Design-Builder up to ninety five percent (95%) of the unpaid balance of the Contract Price, less a sum equal to one hundred fifty percent (150%) of the Design-Builder’s estimated cost of completing any unfinished items as agreed to between the Owner and Design-Builder as to extent and time for completion. The Owner thereafter shall pay the Design-Builder monthly the amount retained for unfinished items as each item is completed.

9.1.9 STORED MATERIALS AND EQUIPMENT. Unless otherwise provided in the Contract Documents, applications for payment may include materials and equipment not yet incorporated into the Work but delivered to and suitably stored onsite or offsite, including applicable insurance, storage and costs incurred transporting the materials to an offsite storage facility. Approval of payment applications for stored materials and equipment stored offsite shall be conditioned on submission by the Design-Builder of bills of sale and proof of required insurance, or such other procedures satisfactory to the Owner to establish the proper valuation of the stored materials and equipment, the Owner’s title to such materials and equipment, and to otherwise protect the Owner’s interests therein, including transportation to the site.

9.2 RETAINAGE. From each progress payments made prior to the time of Substantial Completion, the Owner may retain ten percent (10%) of the amount otherwise due after deduction of any amounts as provided in Paragraph 9.3, but in no event shall such percentage exceed any applicable statutory requirements. If the Owner chooses to use this retainage provision:

9.2.1 after the Work is fifty percent (50%) complete, the Owner may reduce the retainage amount to five percent (5%) if Owner is satisfied with Design-Builder’s progress with the Work;

9.2.2 the Owner may, in its sole discretion, reduce the amount to be retained at any time;

9.2.3 the Owner may release retainage on that portion of the Work a Subcontractor has completed, in whole or in part, and which work the Owner has accepted;

9.2.4 in lieu of retainage, the Design-Builder may furnish a retention bond acceptable to the Owner, to be held by the Owner.

9.3 ADJUSTMENT OF DESIGN-BUILDER’S APPLICATION FOR PAYMENT. The Owner may adjust or reject an application for payment or nullify a previously approved application for payment, in whole or in part, as may reasonably be necessary to protect the Owner from loss or damage based upon the following, to the extent that the Design-Builder is responsible under this Agreement:

9.3.1 the Design-Builder’s repeated failure to perform the Work as required by the Contract Documents;

9.3.2 loss or damage arising out of or relating to the Agreement and caused by the Design-Builder to the Owner, or Others to whom the Owner may be liable;

9.3.3 the Design-Builder’s failure to pay the Architect/Engineer, Subcontractors for labor, materials, equipment or supplies properly furnished in connection with the Work, provided that the Owner is making payments to the Design-Builder in accordance with the terms of this Agreement;

9.3.4 Defective Work not corrected in a timely fashion;

9.3.5 reasonable evidence of delay in performance of the Work such that the Work will not be completed by the Date of Substantial Completion or the Date of Final Completion, and that the unpaid balance of the Contract Price is not sufficient to offset any direct damages that may be sustained by the Owner as a result of the anticipated delay caused by the Design-Builder;

9.3.6 reasonable evidence demonstrating that the unpaid balance of the Contract Price is insufficient to fund the cost to complete the Work; and

9.3.7 third party claims involving the Design-Builder or reasonable evidence demonstrating that third party claims are likely to be filed unless and until the Design-Builder furnishes the Owner with adequate security in the form of a surety bond, letter of credit proof of insurance providing coverage for the claim, or other collateral or commitment which are sufficient to discharge such claims if established.

No later than seven (7) Days after receipt of an application for payment, the Owner shall give written notice to the Design-Builder, at the time of disapproving or nullifying all or part of an application for payment, stating its specific reasons for such disapproval or nullification, and the remedial actions to be taken by the Design-Builder in order to receive payment. When the above reasons for disapproving or nullifying an application for payment are removed, payment will be promptly made for the amount previously withheld.

9.4 OWNER OCCUPANCY OR USE OF COMPLETED OR PARTIALLY COMPLETED WORK.

9.4.1 Portions of the Work that are completed or partially completed may be used or occupied by the Owner when (a) the portion of the Work is designated in a Certificate of Substantial Completion, (b) appropriate insurer(s) or sureties consent to the occupancy or use, and (c) appropriate public authorities authorize the occupancy or use. Such partial occupancy or use shall constitute Substantial Completion of that portion of the Work. The Design-Builder shall not unreasonably withhold consent to partial occupancy or use. The Owner shall not unreasonably refuse to accept partial occupancy or use, provided such partial occupancy or use is of value to the Owner.

9.5 FINAL PAYMENT

9.5.1 Final payment, consisting of the unpaid balance of the Contract Price, shall be due and payable when the Work is Finally Completed. Before issuance of final payment, the Owner may request satisfactory evidence that all payrolls, materials bills and other indebtedness connected with the Work have been paid or otherwise satisfied.

9.5.2 In making final payment, the Owner waives all claims except for:

9.5.2.1 outstanding liens;

9.5.2.2 improper workmanship, Defective Work, latent defects or defective materials appearing within one (1) year after the date of Substantial Completion;

9.5.2.3 Work not in conformance with the Contract Documents; and

9.5.2.4 terms of any special warranties required by the Contract Documents.

9.5.3 In accepting final payment, the Design-Builder waives all claims except those previously made in writing and which remain unsettled.

ARTICLE 10

INDEMNITY, INSURANCE, BONDS, AND WAIVER OF SUBROGATION

10.1 INDEMNITY

10.1.1 To the fullest extent permitted by law, the Design-Builder shall indemnify and hold harmless the Owner, Owner’s officers, directors, members, consultants, agents and employees (the Indemnitees) from all claims for bodily injury and property damage (other than to the Work itself and other property required to be insured under Paragraph 10.5), including reasonable attorneys’ fees, costs and expenses that may arise from the performance of the Work, but only to the extent caused by the negligent acts or omissions of the Design-Builder, Subcontractors or anyone employed directly or indirectly by any of them or by anyone for whose acts any of them may be liable. The Design-Builder shall not be required to indemnify or hold harmless the Indemnitees for any negligent acts or omissions of the Indemnitees.

10.1.2 To the fullest extent permitted by law, the Owner shall indemnify and hold harmless the Design-Builder, its officers, directors or members, Subcontractors or anyone employee directly or indirectly by any of them or anyone whose acts any of them may be liable from all claims for bodily injury and property damage, other than property insured under Paragraph 10.5, including reasonable attorneys’ fees, costs and expenses, that may arise from the performance of work by Owner, but only to the extent caused by the negligent acts or omissions of Owner.

10.1.3 Reserved.

10.2 DESIGN-BUILDER’S LIABILITY INSURANCE.

10.2.1 Prior to the start of the Work, the Design-Builder shall procure and maintain in force Workers Compensation Insurance, Employers’ Liability Insurance, Business Automobile Liability Insurance, Commercial General Liability Insurance (CGL) and Umbrella/Excess Insurance. The CGL policy shall include coverage for liability arising from premises, operations, independent contractors, products-completed operations, personal injury and advertising injury, contractual liability, and broad form property damage. The Design-Builder shall provide the Owner with certificates of the insurance coverage required. The Design-Builder’s Employers’ Liability, Business Automobile Liability, Commercial General Liability and Umbrella/Excess policies, as required in the Subparagraphs 10.2.1 shall be written with at least the following limits of liability:

10.2.1.1	Employers’ Liability Insurance

a.	$1,000,000.00 Bodily Injury by Accident Each Accident.

b.	$1,000,000.00 Bodily Injury by Disease Policy Limit

c.	$1,000,000.00 Bodily Injury by Disease Each Employee

10.2.1.2	Business Automobile Liability Insurance

a.	$1,000,000.00 Each Accident

10.2.1.3	Commercial General Liability Insurance

a.	$1,000,000.00 Each Occurrence

b.	$2,000,000.00 General Aggregate

c.	$2,000,000.00 Products/Completed Operations Aggregate

d.	$2,000,000.00 Personal and Advertising Injury Limit

10.2.1.4	Umbrella/Excess Coverage

a.	$5,000,000.00 Each Occurrence

b.	$5,000,000.00 General Aggregate

10.2.2 Employers’ Liability, Business Automobile Liability and Commercial General Liability coverage required under Subparagraph 10.2.1 may be arranged under a single policy for the full limits required or by a combination of underlying policies with the balance provided by Excess or Umbrella Liability policies.

10.2.3 The Design-Builder shall maintain in effect all insurance coverage required under Subparagraph 10.2.1 with insurance companies lawfully authorized to do business in the jurisdiction in which the Project is located having an A.M. Best’s rating of at least A-/X. If the Design-Builder fails to obtain or maintain any insurance coverage required under this Agreement, the Owner may purchase such coverage and charge the expense to the Design-Builder, or terminate this Agreement.

10.2.4 The policies of insurance require under Subparagraph 10.2.1 shall contain a provision that the coverage afforded under the policies shall not be cancelled or allowed to expire until at least forty-five (45) Days’ prior written notice has been given to the Owner. The Design-Builder shall maintain completed operations liability insurance for one year after acceptance of the Work, Substantial Completion of the Project, or to the time required by the Contract Documents, whichever is longer. Prior to commencement of the Work, Design-Builder shall furnish the Owner with certificates evidencing the required coverage, and with the exception of Workers Compensation Insurance and Employer’s Liability Insurance, shall provide certificates or riders to such policies of insurance naming Owner, First United Ethanol, LLC (“FUEL”) and the Senior Secured Parties (as such term is defined in that certain Senior Credit Agreement between Owner, FUEL and the Senior Secured Parties dated November 20, 2007) as additional insureds with respect to the Project and the Work.

10.2.5 The policies of insurance required under Subparagraph 10.2.1 [ WE WILL INQUIRE WHETHER THE REQUESTED PROVISIONS ARE AVAILABLE FROM OUR INSURERS] and shall continue in force until all obligations of Design-Builder covered under each such policy are fulfilled.

10.3 PROPERTY INSURANCE

10.3.1 Before the start of Work, the Owner shall obtain and maintain Builder’s Risk Policy upon the entire Project for the full cost of replacement at the time of loss. This insurance shall also name the Design-Builder, Subcontractors, Sub-subcontractors, Material Suppliers and Architect/Engineer as named insureds. This insurance shall be written as a Builder’s Risk Policy or equivalent form to cover all risks of physical loss except those specifically excluded by the policy, and shall insure at least against the perils of fire, lightning, explosion, windstorm, hail, smoke, aircraft (except aircraft including helicopter, operated by or on behalf of Design-Builder) and vehicles, riot and civil commotion, theft, vandalism, malicious mischief, debris removal, flood, earthquake, earth movement, water damage, wind damage, testing if applicable, collapse however caused, and damage resulting from defective design, workmanship or material, and material or equipment stored offsite, onsite or in transit. The Owner shall be solely responsible for any deductible amounts or coinsurance penalties. This policy shall provide for a waiver of subrogation in favor of the Design-Builder, Subcontractors, Sub-subcontractors, Material Suppliers and Architect/Engineer. This insurance shall remain in effect until final payment has been made or until no person or entity other than the Owner has an insurable interest in the property to be covered by the insurance, whichever is sooner. Partial occupancy or use of the Work shall not commence until the Owner has secured the content of the insurance company or companies providing the coverage required in this Subparagraph 10.3.1. Prior to commencement of the Work, the Owner shall provide a copy of the property policy or policies obtained in compliance with this Subparagraph 10.3.1.

10.3.2 If the Owner does not intend to purchase the property insurance required by the Agreement, including all of the coverages and deductibles described herein, the Owner shall give written notice to the Design-Builder and the Architect/Engineer before the Work is commenced. The Design-Builder may then provide insurance to protect its interests and the interests of the Subcontractors and Sub-subcontractors, including the coverage of deductibles. The cost of this insurance shall be charged to the Owner in a Change Order. The Owner shall be responsible for all of Design-Builder’s costs reasonably attributed to the Owner’s failure or neglect in purchasing or maintaining the coverage described above.

10.3.2.1 Reserved.

10.3.3 Reserved.

10.3.4 To the extent of the limits of Design-Builder’s Commercial General Liability and Excess/Umbrlla Insurance specified in Subparagraph 10.2.1, the Design-Builder shall indemnify and hold harmless the Owner against any and all liability, claims, demands, damages, losses and expenses, including attorneys’ fees, in connection with or arising out of any damage or alleged damage to any of Owner’s existing adjacent property that may arise from the performance of the Work to the extent of the negligent acts or omissions of the Design-Builder, Subcontractors or anyone employed directly or indirectly by any of them or by anyone for whose acts any of them may be liable.

10.3.5 RISK OF LOSS. Except to the extent a loss is covered by applicable insurance, risk of loss or damage to the Work shall be upon the Design-Builder until the Date of Substantial Completion unless otherwise agreed by the Parties.

10.4 OWNER’S INSURANCE.

10.4.1 BUSINESS INCOME INSURANCE. Reserved.

10.4.2 OWNERS LIABILITY INSURANCE. Reserved.

10.5 ADDITIONAL LIABILITY COVERAGE. Reserved.

10.6 ROYALTIES, PATENTS AND COPYRIGHTS. The Design-Builder shall pay all royalties and license fees which may be due on the inclusion of any patented or copyrighted materials, methods or systems selected by the Design-Builder and incorporated in the Work. The Design-Builder shall indemnify and hold the Owner harmless from all suits or claims for infringement of any patent rights or copyrights arising out of such selection. The Owner agrees to indemnify and hold the Design-Builder harmless form any suits or claims of infringement of any patent rights or copyrights arising out of any patented or copyrighted materials, methods or systems specified by the Owner and Architect/Engineer.

10.7 PROFESSIONAL LIABILITY INSURANCE. The Design-Builder shall obtain, either itself or through the Architect/Engineer, professional liability insurance for claims arising from the negligent performance of professional services under this Agreement, which shall be:

General Office Coverage

Project Specific Professional Liability Insurance

written for not less than $2,000,000.00 per claim and in the aggregate with a deductible not to exceed $2,000,000.00. The Professional Liability Insurance shall include prior acts coverage sufficient to cover all services rendered by the Architect/Engineer. This coverage shall be continued in effect for 8 year(s) after the Date of Substantial Completion.

10.8 BONDING Performance and Payment Bonds are not required of the Design-Builder.

ARTICLE 11

SUSPENSION, TERMINATION OF THE AGREEMENT AND OWNER’S
RIGHT TO PERFORM DESIGN-BUILDER’S RESPONSIBILITIES

11.1 SUSPENSION BY THE OWNER FOR CONVENIENCE.

11.1.1 OWNER SUSPENSION. Should the Owner order the Design-Builder in writing to suspend, delay, or interrupt the performance of the Work for such period of time as may be determined to be appropriate for the convenience of the Owner and not due to any act or omission of the Design-Builder or any person or entity for whose acts or omissions the Design-Builder may be liable, then the Design-Builder shall immediately suspend, delay or interrupt that portion of the Work as ordered by the Owner. The Contract Price and the Contract Time shall be equitably adjusted by Change Order for the cost and delay resulting from any such suspension.

11.1.2 Any action taken by the Owner that is permitted by any other provision of the Contract Documents and that results in a suspension of part or all of the work does not constitute a suspension of Work under this Paragraph 11.1.

11.2 OWNER’S RIGHT TO PERFORM DESIGN-BUILDER’S OBLIGATIONS AND TERMINATION BY THE OWNER FOR CAUSE

11.2.1 If the Design-Builder persistently fails to perform any of its obligations under this Agreement, the Owner may, after seven (7) Days’ written notice, during which period the Design-Builder fails to perform such obligation, undertake to perform such obligations. The Contract Price shall be reduced by the cost to the Owner of performing such obligations.

11.2.2 Upon seven (7) Days’ written notice to the Design-Builder and the Design-Builder’s surety, if any, the Owner may terminate this Agreement for any of the following reasons:

11.2.2.1 if the Design-Builder persistently utilizes improper materials or inadequately qualified workers;

11.2.2.2 if the Design-Builder does not make proper payment to laborers, material suppliers or contractors provided that the Owner is making payment to the Design-Builder in accordance with the terms of this Agreement;

11.2.2.3 if the Design-Builder persistently fails to abide by the orders, regulations, rules, ordinances or laws of governmental authorities having jurisdiction; or

11.2.2.4 if the Design-Builder otherwise materially breaches this Agreement.

If the Design-Builder fails to cure or commence and continue to cure within the seven (7) Days, the Owner, without prejudice to any other right or remedy, may take possession of the Worksite and complete the Work utilizing any reasonable means. In this event, the Design-Builder shall not have a right to further payment until the Work is completed.

11.2.3 In the event the Owner exercises its rights under Subparagraph 11.2.1 or 11.2.2, upon the request of the Design-Builder the Owner shall provide a detailed accounting of the cost incurred by the Owner.

11.3 OWNER’S RIGHT TO TERMINATE FOR DEFAULT

11.3.1 TERMINATION BY OWNER FOR DEFAULT. If the Design-Builder is adjudged a bankrupt or insolvent, or if he makes a general assignment for the benefit of creditors, or if a trustee or receiver is appointed for Design-Builder or for any of his property, or if he files a petition to take advantage of any debtor’s act, or to reorganize under the bankruptcy or similar laws, or if he repeatedly fails to make prompt payments to Subcontractors for labor, materials or equipment, or if he disregards laws, ordinances, rules, regulations or orders of any public body having jurisdiction, or if he otherwise violates any provision of this Agreement, then the Owner may terminate the services of the Design-Builder and take possession of the Work and Worksite and of all materials, equipment, tools, construction equipment and machinery owned by the Design-Builder, and finish the Work by whatever method it may deem expedient. In such case the Design-Builder shall not be entitled to receive any further payment until the Work is finished. If the unpaid balance of the Contract Price exceeds the direct and indirect costs of completing the Project, including compensation for additional professional services, such excess shall be paid to the Design-Builder. If such costs exceed such unpaid balance, the Design-Builder will pay the difference to the Owner. Such costs incurred by the Owner will be determined by the Owner and incorporated in a Change Order. Where the Design-Builder’s services have been so terminated by the Owner, such terminations shall not affect any rights of the Owner against the Design-Builder then existing or which may thereafter accrue. Any retention of payment of monies by the Owner due the Design-Builder will not release the Design-Builder from liability.

11.4 TERMINATION BY OWNER FOR CONVENIENCE

11.4.1 Upon written notice to the Design-Builder, the Owner may, without cause, terminate this Agreement. The Design-Builder shall immediately stop the Work, follow the Owner’s instructions regarding shutdown and termination procedures, and strive to minimize any further costs.

11.4.2 If the Owner terminates this Agreement pursuant to this Paragraph 11.4, the Design-Builder shall be paid for completed and acceptable Work performed in accordance with the Contract Documents prior to the effective date of such terminate, including overhead and profit on such Work.

11.4.3 If the Owner terminates this Agreement pursuant to Paragraphs 11.2, 11.3 or 11.4, the Design-Builder shall:

11.4.3.1
execute and deliver to the Owner all papers and take all action required to assign, transfer and vest in the Owner the rights of the Design-Builder to all materials, supplies and equipment for which payment has or will be made in accordance with the Contract Documents and all Subcontracts, orders and commitments which have been made in accordance with the Contract Documents;

11.4.3.2	exert reasonable effort to reduce to a minimum the Owner’s liability for subcontracts, orders and commitments that have not been fulfilled at the time of the termination;

11.4.3.3	cancel any Subcontracts, orders and commitments as the Owner directs; and

11.4.3.4	sell at prices approved by the Owner any materials, supplies and equipment as the Owner directs, with all proceeds paid or credited to the Owner.

11.5 DESIGN-BUILDER’S RIGHT TO TERMINATE

11.5.1 Upon seven (7) Days written notice to the Owner, the Design-Builder may terminate this Agreement if the Work has been stopped for a thirty (30) Day period through no fault of the Design-Builder for any of the following reasons:

11.5.1.1 under court order or order of other governmental authorities having jurisdiction;

11.5.1.2 as a result of the declaration of a national emergency or other governmental act during which, through no act or fault of the Design-Builder, materials are not available; or

11.5.1.3 Suspension by Owner for convenience pursuant to Paragraph 11.1.

11.5.2 In addition, upon seven (7) Days’ written notice to the Owner, the Design-Builder may terminate the Agreement if the Owner:

11.5.2.1 fails to furnish reasonable evidence pursuant to Paragraph 4.2 that sufficient funds are available and commited for Project financing, or

11.5.2.2 assigns this Agreement over the Design-Builder’s reasonable objection, or

11.5.2.3 fails to pay the Design-Builder in accordance with this Agreement and the Design-Builder has complied with the notice provisions of Paragraph 9.6, or

11.5.2.4 otherwise materially breaches this Agreement.

11.5.3 Upon termination by the Design-Builder in accordance with Paragraph 11.5, the Design-Builder shall be entitled to recover from the Owner payment for all Work executed and for any proven loss, cost or expense in connection with the Work, including all demobilization costs plus reasonable overhead and profit on Work not performed.

11.6 OBLIGATIONS ARISING BEFORE TERMINATION. Even after termination pursuant to Article 11, the provision of this Agreement still apply to any Work performed, payments made, events occurring, costs charged or incurred or obligations arising before the termination date.

ARTICLE 12

DISPUTE RESOLUTION

12.1 WORK CONTINUANCE AND PAYMENT Unless otherwise agreed in writing, the Design-Builder shall continue the Work and maintain the approved schedules during any dispute mitigation or resolution proceedings. If the Design-Builder continues to perform, the Owner shall continue to make payments in accordance with the Agreement.

12.2 DIRECT DISCUSSIONS If the Parties cannot reach resolution on a matter relating to or arising out of the Agreement, the Parties shall endeavor to reach resolution through good faith direct discussions between the Parties’ representatives, who shall possess the necessary authority to resolve such matter and who will record the date of first discussions. If the Parties’ representatives are not able to resolve such matter within five (5) business Days of the date of first discussion, the Parties’ representatives shall immediately inform senior executives of the Parties in writing that resolution was not affected. Upon receipt of such notice, the senior executives of the Parties shall meet within five (5) business Days to endeavor to reach resolution. If the dispute remains unresolved after fifteen (15) Days from the date of first discussion, the Parties shall submit such matter to the dispute mitigation and dispute resolution procedures selected herein.

12.3 Reserved.

12.4 MEDIATION If direct discussions pursuant to Paragraph 12.2 do not result in resolution of the matter, the Parties shall endeavor to resolve the matter by mediation through the current Construction Industry Mediation Rules of the American Arbitration Association, or the Parties may mutually agree to select another set of mediation rules. The administration of the mediation shall be as mutually agreed by the Parties. The mediation shall be convened within thirty (30) business Days of the matter first being discussed and shall conclude within forty-five (45) business Days of the matter first being discussed. Either Party may terminate the mediation at any time after the first session, but the decision to terminate shall be delivered in person by the terminating Party to the non-terminating Party and to the mediator. The costs of the mediation shall be shared equally by the Parties.

12.5 BINDING DISPUTE RESOLUTION If the matter remains unresolved after submission of the matter to a mitigation procedure or to mediation, the Parties shall submit the matter to the binding dispute resolution procedure selected herein.

(Designate only one)

☐ Arbitration using the current construction Industry Arbitration Rules of the American Arbitration Association or the Parties may mutually agree to select another set of arbitration rules. The administration of the arbitration shall be as mutually agreed by the Parties.

☑ Litigation. The Parties hereby agree to the exclusive jurisdiction and venue of the Superior Court of Mitchell County, Georgia for any actions arising out of this Agreement.

12.6 Reserved.

12.7 LIEN RIGHTS Nothing in this Article shall limit any rights or remedies not expressly waived by the Design-Builder that the Design-Builder may have under lien laws.

ARTICLE 13

MISCELLANEOUS PROVISIONS

13.1 ASSIGNMENT Neither the Owner nor the Design-Builder shall assign its interest in this Agreement without the written consent of the other except as to the assignment of proceeds. The terms and conditions of this Agreement shall be binding upon both Parties, their partners, successors, assigns and legal representatives. Neither Party to this Agreement shall assign the Agreement as a whole without written consent of the other except that the Owner may assign the Agreement to a wholly owned subsidiary of the Owner when the Owner has fully indemnified the Design-Builder or to an institutional lender providing construction financing for the Project as long as the assignment is no less favorable to the Design-Builder than this Agreement. In the event of such assignment, the Design-Builder shall execute all consents reasonably required. In such event, the wholly owned subsidiary or lender shall assume the Owner’s rights and obligations under the Contract Documents. If either Party attempts to make such an assignment, that Party shall nevertheless remain legally responsible for all obligations under the Agreement, unless otherwise agreed by the other Party.

13.2 GOVERNING LAW This Agreement shall be governed by the laws of the State of Georgia.

13.3 SEVERABILITY The partial or complete invalidity of any one or more provisions of this Agreement shall not affect the validity or continuing force and effect of any other provision.

13.4 NO WAIVER OF PERFORMANCE The failure of either Party to insist, in any one or more instances, on the performance of any of the terms, covenants or conditions of this Agreement, or to exercise any of its rights, shall not be construed as a waiver or relinquishment of such term, covenant, condition or right with respect to further performance.

13.5 TITLES AND GROUPINGS The title given to the articles of this Agreement are for ease of reference only and shall not be relied upon or cited for any other purpose. The grouping of the articles in this Agreement and of the Owner’s specifications under the various headings is solely for the purpose of convenient organization and in no event shall the grouping of provisions, the use of paragraphs or the use of headings be construed to limit or alter the meaning of any provisions.

13.6 JOINT DRAFTING The Parties to this Agreement expressly agree that this Agreement was jointly drafted, and that both had opportunity to negotiate its terms and to obtain the assistance of counsel in reviewing its terms prior to execution. Therefore, this Agreement shall be construed neither against nor in favor of either Party, but shall be construed in a neutral manner.

13.7 RIGHTS AND REMEDIES The Parties’ rights, liabilities, responsibilities and remedies with respect to this Agreement, whether in contract, tort, negligence or otherwise, shall be exclusively those expressly set forth in this Agreement.

13.8 OTHER PROVISIONS – NONE.

ARTICLE 14

EXISTING CONTRACT DOCUMENTS

The Contract Documents in existence at the time of execution of this Agreement are as follows:

The following Exhibits are a part of this Agreement:

EXHIBIT NO. 1 General Arrangements.

EXHIBIT NO. 2 P&ID diagram for the system.

This Agreement is entered into as of the date entered in Article 1.

OWNER: Southwest Georgia Ethanol, LLC
BY:/s/ Lawrence A. Kamp
PRINT NAME: Lawrence A. Kamp
PRINT TITLE: Chief Financial Officer

DESIGN-BUILDER: C. Terry Hunt Industries, Inc.
BY: /s/ C. Terry Hunt
PRINT NAME: C. Terry Hunt
PRINT TITLE: President

# EXHIBIT NO. 1 General Arrangements

BREAKERS SUPPLIED BY HUNT
SCALE OFFICE INCLUDES
SAMPLE CABINET
CAMERA MONITOR
WINDOWS TO VIEW SCALE & PROBE
RESTROOM
A/C
REVERSIBLE DG15
TOWER DRYER
OFFICE
ELECTRIC ROOM
PROBE SYSTEM INCLUDES:
300 DEGREE ROTATION BOOM
DUAL JOYSTICK CONTROLS
SIGNAL LIGHT
SPARE PARTS KIT
70' TRUCK SCALE
BOLLARDS
PLATFORM FOR ACCESS
DDG TRUCK LOADING BAY
TRUCK RECEIVING BAY
RAIL RECEIVING BAY
RECEIVING BUILDING
DDG RAIL LOADING BAY
REMOTE TICKET PRINTER
70' TRUCK SCALE
BOLLARDS
PRELIMINARY
NOT FOR CONSTRUCTION
ISSUED FOR ELECTRICAL
ISSUED FOR CONTRACT
ISSUED FOR REVIEW
ISSUED FOR REVIEW
DESCRIPTION
DRAWN
DATE
REV.
FIRST UNITED ETHANOL
PELHAM, GA
WET CORN RECEIVING
GENERAL ARRANGEMENT PLAN
SCALE: SEE SCALE
DRAWN: DWD
CHECKED: GTH
DATE: 12/3/07
PROJECT No. 2721
DRAWING No.
GA01
REV.
H
Hunt Industries
0 10 20 30 40 50 60 70 80 90 100
SCALE IN FEET

EXHIBIT NO. 2 P&ID Diagram for the System

LSH HIGH LEVEL SWITCH
LSHH HIGH HIGH LEVEL SWITCH
LSL LOW LEVEL SWITCH
SS SPEED SWITCH
TT TEMPERATURE TRANSMITTER
ZSC POSITION SWITCH - CLOSED
ZSO POSITION SWITCH - OPEN
ZS POSITION SWITCH
ZT TEMPERATURE SWITCH
SURGE BIN
TD12
INCLUDES SELF CONTAINED CONTROL SYSTEM WITH BOX AND CONTROL SCREEN
BE03
BE06
BE11
BE14
VA04
BN07
WET CORN
GA08
GA09
DC01
DC02
DC10
DC13
DC15
DRY CORN TO EXISTING DRAG
DRY CORN TO SILO
DRY CORN TO SILO
PRELIMINARY
NOT FOR CONSTRUCTION
FIRST UNITED ETHANOL
PELHAM, GA
WET CORN RECEIVING
PROCESS AND INSTRUMENTATION
DESCRIPTION
DRAWN
DATE
REV.
PROJECT No.
DRAWING No.
PD01
A
Hunt Industries